Exhibit 99.2

PRESS RELEASE

August 1, 2001

SAUER-DANFOSS INC. REPORTS SECOND QUARTER 2001 RESULTS

AMES, Iowa, USA, August 1, 2001 – Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced its financial results for the second quarter ended July 1, 2001. The financial statements for the 2001 second quarter include the operations of Danfoss Fluid Power A/S, which was acquired on May 3, 2000. Second quarter 2000 reported results therefore only include two months of Danfoss Fluid Power operations.

Net income for the second quarter 2001 was $4.2 million, or $0.09 per share, compared with net income for the second quarter 2000 of $10.1 million, or $0.26 per share.

Net sales for the quarter were $221.6 million.  On a comparable basis, including the operations of Danfoss Fluid Power for the full three months ended July 2, 2000, net sales were down 9.8 percent in local currency and down 11.6 percent as reported in U.S. dollars.  Excluding the sales contributed by acquisitions completed in the first quarter 2001, net sales in the quarter were down 16.3 percent compared with the second quarter of 2000.

On a comparable basis, second quarter 2001 sales into nearly all markets were down. Turf care market sales were down 22.2 percent. Sales into the construction and distribution markets were both down 17.2 percent.  Road building market sales were down 11.3 percent, and sales into the specialty vehicle market were down 10.2 percent.  Agricultural market sales were basically level with the prior year period.

Klaus Murmann, Chairman, commented,  “The markets we serve were down significantly compared to last year, but the percentages above indicate that Sauer-Danfoss again demonstrated its ability to keep sales above market levels, thus continuing to win market share.  In particular, our penetration of the agricultural tractor market with our hydro-mechanical transmissions and the impact of significant cross-selling opportunities were the primary drivers enabling us to increase our market share in the agricultural market.”

Executive Offices: 2800 East 13th Street, Ames, Iowa 50010 · Krokamp 35, D-24539 Neumünster ·
DK-6430 Nordborg

Murmann continued, “While we have made large investments over the last few years which have put us in a good position to increase our penetration of the different market sectors and gain overall market share, we fully realize that such a growth policy affects the fixed cost basis, thus adversely impacting our earnings during this time of weak markets.  We are confident that we will be able to leverage these investments and report higher earnings with even a modest upturn in our end markets. For this reason we are keeping all customer programs active, but are aggressively targeting expense reduction in all other areas.”

On a comparable basis, total backlog at the end of the second quarter 2001 was down 10.1 percent in local currency, but at $284.6 million, down 13.5 percent from last year’s level of $329.0 million, as reported in U.S. dollars.  Orders received for the second quarter were down 27.9 percent over the same period last year in local currency, and in U.S. dollars down 30.6 percent at $171.5 million.

SIX MONTH REVIEW

Net income for the first six months of 2001 was $16.4 million, or $0.35 per share, compared with net income for the prior year period of $18.3 million, or $0.55 per share.  Earnings per share for the first half of 2000, excluding one-time restructuring and amortization costs of $0.12 per share, were $0.67.

Net sales for the first six months of 2001 were $482.7 million.  Including the operations of Danfoss Fluid Power for 2000, net sales were down 1.2 percent in local currency and down 3.1 percent as reported in U.S. dollars. Excluding the sales contributed by acquisitions completed in the first quarter 2001, net sales in the half-year were down 7.9 percent compared with the first half of 2000.

Cash provided from operations for the first half of 2001 was $35.3 million, an increase of $4.3 million over last year’s $31.0 million.  Capital expenditures were $32.6 million, level with prior year.

“Our excellent ability to develop good operational cash flows even in weak market conditions remains a strong point in our performance,” said Murmann.  “The positive cash flow will continue in the second half and we expect capital expenditures for the full year to be below last year’s levels.”

SEGMENT RESULTS

North American second quarter 2001 net sales were $118.2 million, a decrease of 16.8 percent when including Danfoss Fluid Power sales for the full second quarter 2000.  Net income for North America for the second quarter 2001 was $0.7 million compared with $8.6 million for the prior year on a comparable basis.  Total backlog at the end of the second quarter 2001, on a comparable basis, was $173.9 million, down 10.0 percent from last year’s level of $193.2 million.  Orders received for the quarter were $90.0 million, a decrease of 39.8 percent over the same period last year.

European second quarter 2001 net sales were $97.4 million.  Including the operations of Danfoss Fluid Power for the full second quarter of 2000, net sales were down 1.9 percent in local currency, but down 9.1 percent as reported in U.S. dollars.  Net income for Europe for the second quarter 2001 was $4.6 million compared with $5.8 million for the prior year period on a comparable basis.  Total backlog at the end of the second quarter 2001, on a comparable basis, was down 10.3 percent in local currency, and at $106.8 million, down 20.1 percent from last year’s level of $133.7 million, as reported in U.S. dollars.  Orders received for the second quarter were down 13.9 percent in local currency on the same period last year, and down 23.3 percent to $75.9 million, as reported in U.S. dollars.

Second quarter 2001 net sales into the Asia/Pacific region were $10.8 million, an increase of 56.5 percent over 2000 sales of $6.9 million.  The increase was due to the additional sales contributed from the acquisition of the sales and distribution companies from Danfoss and increased sales from the Company’s Shanghai operations.

David Pfeifle, President and Chief Executive Officer, stated, “At the mid-year, our sales and our backlogs in both the Americas and Europe were lower than last year.  Unfortunately our second quarter orders are also down significantly compared to last year, reflecting the continued languishing state in most of our markets.  The U.S. market continues to be soft, and we have seen a weakening in the European market.

“Our third and fourth quarter sales will be down from last year’s levels,” continued Pfeifle.  “We have therefore taken a number of initiatives to manage our cash positions and reduce our fixed costs.  We have reduced headcount in both the U.S. and Europe, and are aggressively managing our discretionary spending.  We are sharply focused on inventory reduction and are cutting back on capital expenditures.  These cost containment initiatives generated some benefits in the second quarter and will start to have a greater positive impact in the second half of the year.”

ACQUISITION ACTIVITIES

During the second quarter Sauer-Danfoss completed the acquisition of the distribution activities of Dantal Hydraulics in India, which were relocated to new premises in Gurgaon, near Delhi. The Company now has over 50 employees serving current customers throughout the Indian sub-continent.  Sauer-Danfoss is also strongly positioned to expand its relationships with existing global customers, as they go through the process of moving their businesses into India.

Also during the quarter, the Company announced it had entered into an agreement with its long-standing licensee, Daikin Industries, Ltd., to establish two joint venture companies.  The two companies, a sales company and a manufacturing company, to be based in Osaka, Japan, will operate as part of Sauer-Danfoss’ global organization covering the Asia-Pacific region.  The joint venture will add approximately $50 million to the Company’s sales on an annual basis.

“The recently announced acquisition of Hidrover Válvulas S.A. in Brazil is another example of our active global strategy,” said Peifle.  “We continue to broaden our product offering and hope to report further strategic acquisitions in the second half of this year.”

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems, components, and electronics for use primarily in applications of mobile equipment. Sauer-Danfoss, with approximately 7,000 employees worldwide and sales of about $ 950 million, has manufacturing and engineering capabilities in Europe, the United States and China, and principal business centers in Ames, Iowa; Neumünster, Germany; and Nordborg, Denmark. More details online at www.sauer-danfoss.com.

This press release contains "forward-looking statements", statements regarding matters that are not historical facts, but rather are subject to risks and uncertainties.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  These statements are based on current financial and economic conditions and rely heavily on the Company's interpretations of what it considers key economic assumptions.  Actual future results may differ materially depending on a variety of factors, including, but not limited to, changes in: global economic factors, including foreign currency movements and difficulties entering new markets; general economic conditions, including interest rates; specific economic conditions in the agriculture, construction, road building, turf care and specialty vehicle markets and the impact of such conditions on the Company's customers in such markets; major customers' product and program development plans and the Company's role in such plans; business relationships with major customers and suppliers;  energy prices; pricing and product initiatives and other actions taken by competitors; ability of suppliers to provide materials as needed and the Company's ability to recover any price increases for materials in product pricing;  labor relations; the Company's execution of internal performance plans; and other business conditions.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is included in the Company's most recent quarterly report on Form 10-Q and other filings with the Securities and Exchange Commission.

For further information please contact:
Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010		kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster		jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENT OF INCOME (unaudited)

	13 Weeks Ended		26 Weeks Ended
(Dollars in thousands	July 1,	July 2,	July 1,	July 2,
except share and per share data)	2001	2000	2001	2000

Net sales	221,641	225,772	482,743	389,251
Cost of sales	169,203	165,484	364,906	286,057

Gross profit	52,438	60,288	117,837	103,194
Selling	14,723	10,558	29,124	16,952
Research and development	9,528	7,578	19,768	14,777
Administrative	16,234	15,407	30,901	26,126
Restructuring charges	-	2,418	-	2,418

Total operating expenses	40,485	35,961	79,793	60,273

Income from operations	11,953	24,327	38,044	42,921
Nonoperating income (expenses):
Interest expense, net	(4,090)	(2,844)	(8,761)	(5,000)
Minority interest	(2,271)	(3,714)	(5,634)	(6,631)
Other, net	1,248	(1,277)	3,271	(1,298)

Income before income taxes	6,840	16,492	26,920	29,992
Income taxes	(2,668)	(6,364)	(10,499)	(11,697)

Net income	4,172	10,128	16,421	18,295

Net income per share:
Basic and diluted net income per common share	0.09	0.26	0.35	0.55

Basic weighted average shares outstanding	47,395	39,204	46,556	33,195
Diluted weighted average shares outstanding	47,397	39,204	46,559	33,196
Cash dividends per common share	0.07	0.07	0.14	0.14

BUSINESS SEGMENT INFORMATION BY GEOGRAPHIC AREA (unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 1,	July 2,	July 1,	July 2,
(Dollars in thousands)	2001	2000	2001	2000

Net sales
North America	118,191	133,632	263,805	241,014
Europe	97,437	90,836	207,768	145,812
Other	6,013	1,304	11,170	2,425

Total	221,641	225,772	482,743	389,251

Net Income
North America	678	6,575	5,337	13,696
Europe	4,631	3,803	11,850	6,001
Other	(1,137)	(250)	(766)	(1,402)

Total	4,172	10,128	16,421	18,295

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

	26 Weeks Ended
	July 1,	July 2,
(Dollars in thousands)	2001	2000

Cash flows from operating activities:
Net income	16,421	18,295
Depreciation and amortization	33,918	23,947
Minority interest in income of consolidated companies	5,634	6,631
Net change in receivables, inventories, and payables	(11,494)	(34,369)
Other, net	(9,220)	16,465

Net cash provided by operating activities	35,259	30,969
Cash flows from investing activities:
Purchases of property, plant and equipment	(32,646)	(24,282)
Payments for acquisitions, net of cash acquired	(36,294)	5,126
Proceeds from sales of property, plant and equipment	0	62

Net cash used in investing activities	(68,940)	(19,094)
Cash flows from financing activities:
Net borrowings on notes payable and bank overdrafts	3,735	17,694
Net borrowings of long-term debt	37,211	5,928
Repurchase of common stock	-	(5,722)
Cash dividends	(6,637)	(5,097)
Distribution to minority interest partners	(11,860)	(4,874)

Net cash provided by (used in) financing activities	22,449	7,929

Effect of exchange rate changes	(2,667)	(1,507)

Net increase (decrease) in cash and cash equivalents	(13,899)	18,297
Cash and cash equivalents at beginning of year	24,754	5,061

Cash and cash equivalents at end of period	10,855	23,358

CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)

	July 1,	Dec. 31,
(Dollars in thousands)	2001	2000

ASSETS
Current assets:
Cash and cash equivalents	10,855	24,754
Accounts receivable, net	151,345	134,349
Inventories	134,944	146,584
Other current assets	14,450	9,823

Total current assets	311,594	315,510
Property, plant and equipment, net	412,147	422,986
Other assets	148,761	102,467

Total assets	872,502	840,963

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable and bank overdrafts	42,930	42,902
Long-term debt due within one year	3,586	4,205
Accounts payable	60,444	73,814
Other accrued liabilities	63,662	67,978

Total current liabilities	170,622	188,899
Long-term debt	227,489	198,632
Long-term pension liability	28,136	29,828
Deferred income taxes	38,038	25,956
Other liabilities	26,050	25,398
Minority interest in net assets of consolidated companies	23,548	29,853
Stockholders' equity	358,619	342,397

Total liabilities and stockholders' equity	872,502	840,963